Filed Pursuant to Rule 424(b)(3)

Registration No. 333-237991

PROSPECTUS

4,962,980 Shares of Common Stock

This prospectus relates to the proposed resale or other disposition from time to time of up to 4,962,980 shares of DermTech, Inc., or the Company, common stock, $0.0001 par value per share, or the common stock, as follows: (i) an aggregate of up to 4,593,668 shares of common stock issued in connection with a private placement, or the 2020 PIPE Financing, on March 4, 2020, including shares of common stock that were issued upon the automatic conversion on May 27, 2020 of all outstanding shares of the Series B‑1 Convertible Preferred Stock of the Company that were issued in the 2020 PIPE Financing and shares of common stock that were issued upon the conversion at the option of the holders on August 10, 2020 of all outstanding shares of the Series B‑2 Convertible Preferred Stock of the Company that were issued in the 2020 PIPE Financing; (ii) an aggregate of up to 81,006 shares of common stock issued in connection with the exercise of certain of the Placement Agent Warrants (defined below) and certain of the Series C Warrants (defined below); and (iii) an aggregate of up to 288,306 shares of common stock underlying the outstanding Placement Agent Warrants and Series C Warrants, or collectively the Warrants, held by certain selling securityholders.

The Company is not selling any securities under this prospectus and will not receive any of the proceeds from the sale of securities by the selling securityholders, except that the Company may receive up to approximately $2,628,687 in aggregate gross proceeds from the exercise of the Warrants, if the Warrants are exercised for cash (and, as applicable, not on a cashless basis), based on the per share exercise price of the Warrants.

The selling securityholders or their assignees or successors-in-interest may offer and sell the shares of common stock described in this prospectus in a number of different ways and at varying prices. We provide more information about how a selling securityholder may sell its shares of common stock in the section entitled “Plan of Distribution” appearing elsewhere in this prospectus. We will pay the expenses incurred in registering the securities covered by the prospectus, including legal and accounting fees.

Our common stock is listed on the Nasdaq Capital Market under the symbol “DMTK.” On November 6, 2020, the last reported sale price of our common stock was $13.73 per share.

We are an “emerging growth company” under applicable Securities and Exchange Commission rules and, as such, we are subject to reduced public company reporting requirements.

_______________________

AN INVESTMENT IN OUR COMMON STOCK INVOLVES RISKS. SEE THE
SECTION ENTITLED “RISK FACTORS” BEGINNING ON PAGE 4.

_______________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

_______________________

The date of this prospectus is November 9, 2020

ABOUT THIS PROSPECTUS

Unless the context otherwise requires, references to “DermTech,” “Company,” “we,” “us” and “our” refer to DermTech, Inc. and our subsidiaries.

You should rely only on the information contained in or incorporated by reference into this prospectus. We have not, and the selling securityholders have not, authorized anyone to provide you with additional or different information. These securities are not being offered in any jurisdiction where the offer is not permitted. You should assume that the information in this prospectus is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or of any sale of our common stock.

i

PROSPECTUS SUMMARY

The following is only a summary. We urge you to read the entire prospectus, including the more detailed consolidated financial statements, notes to the consolidated financial statements and other information included herein or incorporated by reference from our other filings with the Securities and Exchange Commission, or the SEC. Investing in our securities involves risks. Therefore, please carefully consider the information referred to in the section entitled “Risk Factors” beginning on page 4.

About DermTech, Inc.

We are an emerging growth molecular diagnostic company developing and marketing novel non-invasive genomics tests that seek to transform the practice of dermatology and related fields. Our platform may change the diagnostic paradigm in dermatology from one that is subjective, invasive, less accurate and higher-cost, to one that is objective, non-invasive, more accurate and lower-cost.

Our initial focus is skin cancer. We currently have two clinical commercial tests, with a third in development, that enhance the early detection of skin cancer and related conditions. Our scalable genomics platform has been designed to work with a proprietary adhesive patch sample collection kit that provides a skin sample collected non-invasively. We process our tests in a Clinical Laboratory Improvement Amendments of 1988 certified and College of American Pathologists accredited commercial laboratory located in La Jolla, California that is licensed by the State of California and all states requiring out-of-state licensure. We also provide our technology platform on a contract basis to large pharmaceutical companies who use the technology in their clinical trials to test for the existence of genetic targets of various diseases and to measure the response of new drugs under development. We have a history of net losses since our inception.

Additional Information

For additional information related to our business and operations, please refer to the reports incorporated herein by reference, as described under the caption “Incorporation of Certain Information By Reference” on page 17 of this prospectus.

Our Corporate Information

On August 29, 2019, the Company, formerly known as Constellation Alpha Capital Corp., and DermTech Operations, Inc., formerly known as DermTech, Inc., or DermTech Operations, consummated the transactions contemplated by the Agreement and Plan of Merger, dated as of May 29, 2019, by and among the Company, DT Merger Sub, Inc., or Merger Sub, and DermTech Operations. We refer to this agreement, as amended by that certain First Amendment to Agreement and Plan of Merger dated as of August 1, 2019, as the Merger Agreement. Pursuant to the Merger Agreement, Merger Sub merged with and into DermTech Operations, with DermTech Operations surviving as our wholly owned subsidiary. We refer to this transaction as the Business Combination.

In connection with, and two days prior to the completion of the Business Combination, the Company re‑domiciled out of the British Virgin Islands and continued as a company incorporated in the State of Delaware. On August 29, 2019, immediately following the completion of the Business Combination, we amended and restated our certificate of incorporation to change the name of the Company to DermTech, Inc. Prior to the completion of the Business Combination, the Company was a shell company. As a result of the Business Combination, the business of DermTech Operations became the business of the Company and, as reported in our Current Report on Form 8‑K filed with the SEC on September 5, 2019 containing the information required by Form 10 to register securities under the Securities Exchange Act of 1934, as amended, or the Exchange Act, the Company ceased to be a shell company.

Our corporate headquarters are located at 11099 N. Torrey Pines Road, Suite, 100, La Jolla, California 92037, and our telephone number is (858) 450-4222. Our website is located at www.dermtech.com. The information contained on, or that can be accessed through, our website is not a part of this prospectus, and our reference to the address for our website is intended to be an inactive textual reference only.

Selling Stockholder Overview

This prospectus relates to the proposed resale or other disposition from time to time of up to 4,962,980 shares of our common stock by the selling securityholders, as follows: (i) an aggregate of up to 4,593,668 shares of common stock issued in connection with a private placement, or the 2020 PIPE Financing, on March 4, 2020, including shares of common stock that were issued upon the automatic conversion on May 27, 2020 of all outstanding shares of the Series B‑1 Convertible Preferred Stock of the Company that were issued in the 2020 PIPE Financing and shares of common stock that were issued upon the conversion at the option of the holders on August 10, 2020 of all outstanding shares of the Series B‑2 Convertible Preferred Stock of the Company that were issued in the 2020 PIPE Financing; (ii) an aggregate of up to 81,006 shares of common stock issued in connection with the exercise of certain of the Placement Agent Warrants (defined below) and certain of the Series C Warrants (defined below); and (iii) an aggregate of up to 288,306 shares of common stock underlying the outstanding Placement Agent Warrants and Series C Warrants, or collectively the Warrants, held by certain selling securityholders.

2020 PIPE Financing

On February 28, 2020, we entered into a securities purchase agreement, or the Purchase Agreement, with certain institutional investors, or the Investors, which Investors are among the selling securityholders, for a private placement of our equity securities, or the 2020 PIPE Financing, for the purchase and sale of 2,467,724 shares of common stock, at a price of $10.50 per share, 3,198.9419 shares of Series B‑1 Convertible Preferred Stock, or the Series B‑1 Convertible Preferred Stock, at a price of $10,500.00 per share, and 523.8094 shares of Series B‑2 Convertible Preferred Stock, or the Series B‑2 Convertible Preferred Stock, at a price of $10,500.00 per share, for aggregate gross proceeds of approximately $65.0 million, and net proceeds of approximately $60.0 million, after deducting our estimated offering expenses. The Series B‑1 Convertible Preferred Stock and Series B‑2 Convertible Preferred Stock are collectively referred to herein as the Preferred Shares. The shares of common stock and the Preferred Shares were issued at a closing on March 4, 2020 pursuant to the terms of the Purchase Agreement.

Certain holders of more than 5% of the Company’s capital stock and their affiliates, as well as an affiliate of a director of the Company, participated in the 2020 PIPE Financing. Entities affiliated with RTW Investments, LP purchased an aggregate of 152,456 shares of our common stock and 228.4963 shares of Series B‑1 Convertible Preferred Stock for a cash purchase price of approximately $4.0 million. Entities affiliated with Farallon Capital Management, L.L.C. purchased an aggregate of 523.8094 shares of Series B‑2 Convertible Preferred Stock for a cash purchase price of approximately $5.5 million. HLM Venture Partners IV, L.P. purchased an aggregate of 76,228 shares of our common stock and 114.2481 shares of Series B‑1 Convertible Preferred Stock for a cash purchase price of approximately $2.0 million. Enrico Picozza, a director of the Company, has a pecuniary interest in HLM Venture Associates IV, LLC, the general partner of HLM Venture Partners IV, L.P. Mr. Picozza disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein.

Each share of Series B‑1 Convertible Preferred Stock was convertible into 1,000 shares of common stock, subject to adjustment as provided in the Certificate of Designation of Preferences, Rights and Limitations of Series B‑1 Convertible Preferred Stock. Each share of Series B‑1 Convertible Preferred Stock automatically converted into common stock on the first trading day after the approval by our stockholders of our issuance of the shares of common stock underlying the Preferred Shares in the 2020 PIPE Financing, or Stockholder Approval. We received Stockholder Approval at our annual meeting of stockholders on May 26, 2020. Accordingly, on May 27, 2020, the 3,198.9419 shares of Series B‑1 Convertible Preferred Stock automatically converted into an aggregate of 3,198,949 shares of common stock. Certain shares of such common stock are being offered by the selling securityholders in this prospectus.

Each share of Series B‑2 Convertible Preferred Stock was convertible into 1,000 shares of common stock, subject to adjustment as provided in the Certificate of Designation of Preferences, Rights and Limitations of Series B‑2 Convertible Preferred Stock. Each share of Series B‑2 Convertible Preferred Stock was convertible into common stock at the option of the holder, provided that conversion was prohibited (i) until the first trading day after Stockholder Approval and (ii) following Stockholder Approval, if, as a result of any such conversion, the holder would beneficially own in excess of 9.99% of the total number of shares of common stock outstanding immediately after giving effect to such conversion. We received Stockholder Approval at our annual meeting of stockholders on May 26, 2020. Accordingly, on May 27, 2020, the 523.8094 shares of Series B‑2 Convertible Preferred Stock of the Company became eligible to convert into an aggregate of 523,814 shares of common stock, subject to the beneficial ownership limitation. All shares of the Series B‑2 Convertible Preferred Stock of the Company were converted to common stock at the option of the holders on August 10, 2020. Certain shares of such common stock are being offered by the selling securityholders in this prospectus.

We entered into a registration rights agreement, or the 2020 Registration Rights Agreement, with the Investors at the closing of the 2020 PIPE Financing that required us to register the resale of the common stock and the shares of common stock underlying the Preferred Shares. The shares of common stock and shares of common stock converted from the Preferred Shares issued in the 2020 PIPE Financing were initially registered on the registration statement on Form S‑1 in accordance with the 2020 Registration Rights Agreement. The Post-Effective Amendment No. 1 to Form S‑1 on Form S‑3 that contains this updated prospectus relating to the offering and sale of the shares that were registered for resale on the registration statement on Form S‑1 is being filed by the Company to convert the registration statement into a registration statement on Form S‑3.

Placement Agent Warrants and Series C Warrants

The shares of our common stock underlying the outstanding Warrants that are being registered on the registration statement of which this prospectus forms a part consist of (i) 227,249 shares of common stock underlying certain of the warrants issued to a registered placement agent, or the Placement Agent, and its designees in connection with the Placement Agent’s assistance in marketing and selling common and preferred units of DermTech Operations in offerings conducted between 2015 and 2018, or the Placement Agent Warrants, and (ii) 61,057 shares of common stock underlying certain of the warrants that were issued to investors in DermTech Operations’ Series C Financing, or the Series C Warrants. Certain of the Placement Agent Warrants and Series C Warrants held by selling securityholders were assigned to such holders by the Placement Agent in April 2020.

The Company and each selling securityholder that holds Placement Agent Warrants and Series C Warrants have entered into a Selling Securityholder Notice, Agreement and Questionnaire, or the Agreement and Questionnaire, that governs the registration of common stock issued pursuant to or underlying such Placement Agent Warrants and Series C Warrants. The Agreement and Questionnaire requires that such holders of the Placement Agent Warrants and Series C Warrants or common stock issued pursuant to such warrants be bound by certain provisions of the 2020 Registration Rights Agreement, including provisions relating to registration procedures, indemnification and compliance obligations with respect to the registration of their common stock issued pursuant to or underlying the Placement Agent Warrants and Series C Warrants.

We will not receive any of the proceeds from the sale of securities by the selling securityholders pursuant to this prospectus. We may receive up to approximately $2,628,687 in aggregate gross proceeds from the exercise of Warrants, if the Warrants are exercised for cash (and, as applicable, not a cashless basis), based on the per share exercise price of the Warrants. Any proceeds we receive from the exercise of the Warrants will be used for working capital and general corporate purposes.

THE OFFERING

Common stock offered by the selling securityholders

Up to 4,962,980 shares of common stock, as follows: (i) an aggregate of up to 4,593,668 shares of common stock issued in connection with the 2020 PIPE Financing on March 4, 2020, including shares of common stock that were issued upon the automatic conversion on May 27, 2020 of all outstanding shares of the Series B‑1 Convertible Preferred Stock of the Company that were issued in the 2020 PIPE Financing and shares of common stock that were issued upon the conversion at the option of the holders on August 10, 2020 of all outstanding shares of the Series B‑2 Convertible Preferred Stock of the Company that were issued in the 2020 PIPE Financing; (ii) an aggregate of up to 81,006 shares of common stock issued in connection with the exercise of certain of the Placement Agent Warrants and certain of the Series C Warrants; and (iii) an aggregate of up to 288,306 shares of common stock underlying the outstanding Placement Agent Warrants and Series C Warrants held by certain selling securityholders.

Common stock outstanding as of November 4, 2020	19,595,306 shares of common stock.
Use of Proceeds

We will not receive any of the proceeds from the sale of securities by the selling securityholders pursuant to this prospectus. We may receive up to approximately $2,628,687 in aggregate gross proceeds from the exercise of the Warrants, if the Warrants are exercised for cash (and, as applicable, not a cashless basis), based on the per share exercise price of the Warrants. Any proceeds we receive from the exercise of the Warrants will be used for working capital and general corporate purposes.

Offering Price	The selling securityholders may sell all or a portion of their shares through public or private transactions at prevailing market prices or privately negotiated prices.
Risk Factors	An investment in our securities involves a high degree of risk. See the section entitled “Risk Factors” of this prospectus.
Nasdaq Capital Market symbol	“DMTK”

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully review and consider the risk factors set forth in Part II, Item 1A “Risk Factors” in our Quarterly Report on Form 10‑Q for the quarter ended June 30, 2020, filed with the SEC on August 5, 2020, which is incorporated by reference in this prospectus, as well as any updates thereto contained in subsequent filings with the SEC, and all other information contained in this prospectus or incorporated by reference into this prospectus before purchasing our securities. The risks and uncertainties described in these risk factors are not the only ones facing us. Additional risks and uncertainties of which we are currently unaware or which we currently consider to be immaterial may also become important factors that affect us. If any of these risks occur, our business, financial condition or results of operations could be materially and adversely affected. In that case, the value of our common stock could decline, and you may lose some or all of your investment.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements regarding our business, financial condition, results of operations and prospects. Words such as, but not limited to “anticipate,” “aim,” “believe,” “contemplate,” “continue,” “could,” “design,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,”  “pro forma,” “project,” “seek,” “should,” “suggest,” “strategy,” “target,” “will,” “would,” and similar expressions or variations thereof are intended to identify forward-looking statements, but are not deemed to represent an all-inclusive means of identifying forward-looking statements as denoted in this prospectus. Additionally, statements concerning future matters are forward-looking statements. These statements include, among other things, statements regarding:

•	our ability to attain profitability;
•	our ability to continue as a going concern;
•	our estimates regarding our future performance, including without limitation estimates of potential future revenues;
•	our ability to obtain third-party payer reimbursement for our tests;
•	our ability to efficiently bill for and collect revenue resulting from our tests;
•	our need to raise additional capital to fund our operations, commercialize our products, and expand our operations;
•	our ability to market and sell our tests to physicians and other clinical practitioners;
•

our reliance on our new telemedicine option for the PLA due to the COVID-19 pandemic, including with respect to its adoption by physicians and patients, its permissibility under state laws and the availability of reimbursement from government and third-party payors;

•	our ability to continue to develop our existing tests and develop and commercialize additional novel tests;
•	our dependence on third parties for the manufacture of our products;
•	our ability to meet market demand for our current and planned future tests;
•	our reliance on our sole laboratory facility and the harm that may result if this facility became damaged or inoperable;
•	our ability to compete with our competitors and their competing products;
•	the importance of our executive management team;
•	our ability to retain and recruit key personnel;
•	our dependence on third parties for the supply of our laboratory substances, equipment and other materials;
•	the potential for us to incur substantial costs resulting from product liability lawsuits against us and the potential for these lawsuits to cause us to suspend sales of our products;
•

the possibility that a third party may claim we have infringed or misappropriated our intellectual property rights and that we may incur substantial costs and be required to devote substantial time defending against these claims;

•	the potential consequences of our expanding our operations internationally;
•	our ability to continue to comply with applicable privacy laws and protect confidential information from breaches;
•	how changes in federal health care policy could increase our costs, decrease our revenues and impact sales of and reimbursement for our tests;
•	our ability to continue to comply with federal and local laws concerning our business and operations and the consequences resulting from our failure to comply with such laws;
•	the possibility that we may be required to conduct additional clinical studies or trials for our tests and the consequences resulting from the delay in obtaining necessary regulatory approvals;
•

the harm resulting from the potential loss, suspension, or other restriction on one or more of our licenses, certifications or accreditations, or the imposition of a fine or penalty on us under federal, state, or foreign laws;

•	our ability to maintain our intellectual property protection;
•	how recent and potential future changes in tax policy could negatively impact our business and financial condition;
•	how recent and potential future changes in healthcare policy could negatively impact our business and financial condition;

•	our ability to maintain Nasdaq listing;
•	our ability to manage the increased expenses and administrative burdens as a public company; and
•	the effects of a sale of our common stock on the price of our securities.

Although forward-looking statements in this prospectus reflect the good faith judgment of our management, such statements can only be based on facts and factors currently known by us. Consequently, forward-looking statements are inherently subject to risks and uncertainties and actual results and outcomes may differ materially from the results and outcomes discussed in or anticipated by the forward-looking statements. Factors that could cause or contribute to such differences in results and outcomes include, without limitation, those specifically addressed under the heading “Risk Factors” above, as well as those discussed elsewhere in this prospectus. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus or as of the date of the document incorporated by reference into this prospectus. We file reports with the Securities and Exchange Commission, or the SEC, and our electronic filings with the SEC (including our annual reports on Form 10‑K, quarterly reports on Form 10‑Q and current reports on Form 8‑K, and any amendments to these reports) are available free of charge on the SEC’s website at www.sec.gov.

We undertake no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this prospectus, except as required by law. Readers are urged to carefully review and consider the various disclosures made throughout the entirety of this prospectus and the documents incorporated by reference into this prospectus, which disclosures are designed to advise interested parties of the risks and factors that may affect our business, financial condition, results of operations and prospects.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of securities by the selling securityholders pursuant to this prospectus. We may receive up to approximately $2,628,687 in aggregate gross proceeds from the exercise of the Warrants, if the Warrants are exercised for cash (and, as applicable, not a cashless basis), based on the per share exercise price of the Warrants. Any proceeds we receive from the exercise of the Warrants will be used for working capital and general corporate purposes. We will incur all costs associated with the preparation and filing of the registration statement of which this prospectus is a part. Brokerage fees, commissions and similar expenses, if any, attributable to the sale of shares offered hereby will be borne by the applicable selling securityholders.

SELLING SECURITYHOLDERS

The shares of common stock being offered by the selling securityholders, or their assignees or successors-in-interest are up to an aggregate amount of 4,962,980 shares of common stock, consisting of: (i) an aggregate of up to 4,593,668 shares of common stock issued in connection with the 2020 PIPE Financing on March 4, 2020, including shares of common stock that were issued upon the automatic conversion on May 27, 2020 of all outstanding shares of the Series B‑1 Convertible Preferred Stock of the Company that were issued in the 2020 PIPE Financing and shares of common stock that were issued upon the conversion at the option of the holders on August 10, 2020 of all outstanding shares of the Series B‑2 Convertible Preferred Stock of the Company that were issued in the 2020 PIPE Financing; (ii) an aggregate of up to 81,006 shares of common stock issued in connection with the exercise of certain of the Placement Agent Warrants and certain of the Series C Warrants; and (iii) an aggregate of up to 288,306 shares of common stock underlying the outstanding Placement Agent Warrants and Series C Warrants held by certain selling securityholders. We are registering the above referenced shares of common stock in order to permit the selling securityholders, or their assignees or successors-in-interest, to offer the shares for resale from time to time.

The selling securityholders may sell all, some or none of their shares listed below in this offering. See the section entitled “Plan of Distribution” elsewhere in this prospectus.

Except as otherwise disclosed in the footnotes below with respect to any selling securityholder, none of the selling securityholders have, and within the past three years have not had, any position, office or other material relationship with us or any of our predecessors or affiliates.

The table below lists the selling securityholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of the shares of common stock held by the selling securityholders. The second column lists the percentage of shares of common stock beneficially owned by the selling securityholders, based on its ownership of shares of common stock, as of September 30, 2020. The percentage of shares beneficially owned prior to the offering is based on 19,590,998 shares of our common stock outstanding as of September 30, 2020. The number of shares in the column “Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus” represents all of the shares that the selling securityholders may offer under this prospectus, assuming the exercise of the Warrants currently held by such selling securityholders, and does not take into account the date of, or any limitations on, the exercise of the Warrants.

	Shares of Common Stock Beneficially Owned Before this Offering(1)		Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus(3)	Shares of Common Stock to be Beneficially Owned Upon Completion of this Offering
Selling Securityholders	Number	Percentage (2)	Number	Number	Percentage(2)
Casdin Partners Master Fund, LP(4)	1,428,572	7.29%	1,428,572	0	*
Federated Hermes Kaufmann Small Cap Fund, a portfolio of Federated Hermes Equity Funds(5)	1,142,858	5.83%	1,142,858	0	*
Entities affiliated with Farallon Capital Management, L.L.C.(6)	1,219,999	6.23%	519,614	700,385	3.58%
USAA Science & Technology Fund(7)	464,762	2.37%	464,762	0	*
Entities affiliated with RTW Investments, LP(8)	2,918,666	14.87%	443,854	2,474,812	12.61%
Maven Investment Partners US Limited – New York Branch(9)	274,870	1.40%	230,870	44,000	*
Entities affiliated with Pura Vida Investments, LLC (10)	402,138	2.05%	201,157	200,981	*
HLM Venture Partners IV, L.P.(11)	805,862	4.11%	190,477	615,385	3.14%
Christopher Clark(12)	42,285	*	42,285	0	*
Robert Setteducati(13)	42,285	*	42,285	0	*
Thomas Parigian(14)	42,285	*	42,285	0	*
Entities affiliated with Paulson Investment Company, LLC(15)	15,777	*	15,777	0	*
Peter Fogarty(16)	12,839	*	12,839	0	*
Gary Saccaro(17)	12,574	*	12,574	0	*
Timothy Touloukian(18)	10,919	*	10,919	0	*
Entities affiliated with Brian Mark Miller(19)	7,338	*	7,338	0	*
Minish Joe Hede(20)	5,732	*	5,732	0	*
Carrie Snyder(21)	5,582	*	5,582	0	*
Byron Crowe(22)	5,025	*	5,025	0	*
Albert Landstrom(23)	4,817	*	4,817	0	*
Tanya Urbach(24)	3,934	*	3,934	0	*
Soleus Capital Master Fund, L.P.(25)	2,954	*	2,954	0	*
Malcolm Alexander Winks(26)	2,911	*	2,911	0	*
Eugene Webb(27)	2,558	*	2,558	0	*
Ahmed Gheith(28)	2,448	*	2,448	0	*
DTA Investments LLC(29)	2,249	*	2,249	0	*
MIS Equity Strategies, LP(30)	7,081	*	2,097	4,984	*
Thomas and Patricia Nolan(31)	10,150	*	2,096	8,054	*
Asian Gateway Limited(32)	9,406	*	1,568	7,838	*
Basil Christakos(33)	1,568	*	1,568	0	*
Douglas Harnar LLC(34)	1,469	*	1,469	0	*

	Shares of Common Stock Beneficially Owned Before this Offering(1)		Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus(3)	Shares of Common Stock to be Beneficially Owned Upon Completion of this Offering
Selling Securityholders	Number	Percentage (2)	Number	Number	Percentage(2)
Christopher DeGroat(35)	1,347	*	1,347	0	*
William Corbett(36)	1,154	*	1,154	0	*
Mark Finckle(37)	1,113	*	1,113	0	*
Barret Marshall Miller(38)	1,048	*	1,048	0	*
Allen Gabriel(39)	7,980	*	980	7,000	*
William and Stephanie Costigan(40)	5,879	*	980	4,899	*
William J. Truxal(41)	980	*	980	0	*
Peter Colettis(42)	917	*	917	0	*
Rodney Baber(43)	793	*	793	0	*
Millennium Trust Company, LLC CUST FBO Christopher Hermann IRA(44)	690	*	690	0	*
Lorraine Maxfield(45)	607	*	607	0	*
Northlea Partners(46)	3,528	*	588	2,940	*
Entities affiliated with Daniel Gilbert(47)	572	*	572	0	*
Randall J. & Maribeth M. Wolfe Revocable Trust Agreement dtd 12/23/2003 (48)	570	*	570	0	*
Strata Trust Company Custodian FBO Nancy L Cowgill IRA(49)	0	*	570	0	*
Theodore H. Hustead(50)	570	*	570	0	*
Thomas Endres(51)	557	*	557	0	*
David Wolfsohn(52)	543	*	543	0	*
Adam Lipson(53)	490	*	490	0	*
Danny Cornwell(54)	490	*	490	0	*
Keith Wright(55)	2,940	*	490	2,450	*
Mike and Lisa Zupan(56)	490	*	490	0	*
Gerald B. Johnston(57)	2,940	*	490	2,450	*
The GBS Living Trust(58)	2,790	*	490	2,300	*
Hazem Algendi(59)	480	*	480	0	*
Ralph Wharton(60)	456	*	456	0	*
David Kimball(61)	392	*	392	0	*
Marc A Cohen(62)	5,742	*	392	5,350	*
Roger Ramsey(63)	2,353	*	392	1,961	*
Fred & Betty Bialek Revocable Trust dtd 12/20/2004(64)	313	*	313	0	*
Peter J Bowen & Diane S Bowen Revocable Living Trust(65)	3,725	*	293	3,432	*
Millennium Trust Company, LLC CUST FBO Deborah J Wilson IRA(66)	286	*	286	0	*
Sandip Patel(67)	286	*	286	0	*
Xenium Trust U/A dtd 1/1/2012(68)	286	*	286	0	*
Keith and Jeanne Fishback(69)	286	*	286	0	*
Greg Buffington(70)	252	*	252	0	*
Mike Nye(71)	5,617	*	229	5,388	*
BCS Capital, LLC(72)	196	*	196	0	*
Tyson Robbins(73)	196	*	196	0	*
Jacob Gamble(74)	28,176	*	176	28,000	*
John Nole(75)	149	*	149	0	*
Mitchell J Tracy(76)	143	*	143	0	*
The Scott and Mary Schroeder Living Trust Dated 2/10/2015(77)	131	*	131	0	*
Langeliers Family Trust(78)	0	*	117	0	*
William Massie(79)	116	*	116	0	*
C Joseph Van Haverbeke Trust dated 2/15/1995(80)	114	*	114	0	*
Pat Welch and an affiliated entity(81)	228	*	228	0	*
Jud and Barbara Longaker(82)	114	*	114	0	*
Thomas Hoare(83)	100	*	100	0	*
Irwin and Joan Jacobs Trust 6-2-80(84)	1,850,366	9.42%	83,864	1,766,502	9.00%

(*)	Indicates beneficial ownership of less than 1%.
(1)

“Beneficial ownership” is a term broadly defined in Rule 13d-3 under the Exchange Act, and includes more than the typical form of stock ownership, that is, stock held in a person’s name. The term also includes what is referred to as “indirect ownership,” meaning ownership of shares as to which a person has or shares investment power. For purposes of this column, a person or group of persons is deemed to have “beneficial ownership” of any shares that such person or group of persons has the right to acquire within 60 days after September 30, 2020, including through the exercise of a warrant or the conversion of a security.

(2)

The calculation of the percentage ownership for each securityholder assumes, in each case only to the extent that such securities are currently convertible or exercisable or are convertible or exercisable within 60 days after September 30, 2020 (taking into account for such purpose any limitations on such conversion or exercise under applicable beneficial ownership rules), (i) the exercise of the Warrants held by the securityholder and (ii) the conversion or exercise of any other derivative securities held by the securityholder, but does not assume the conversion of any convertible securities or exercise of warrants or other derivative securities by any other securityholder.

(3)

The number of shares in this column represents all of the shares that the selling securityholders may offer under this prospectus, assuming the exercise of the Warrants currently held by such selling securityholders, and does not take into account the date of, or any limitations on, the exercise of the Warrants.

(4)

The shares reflected as beneficially owned by Casdin Partners Master Fund, LP in the table above consist of 1,428,572 shares of Common Stock. Such securities are owned directly by Casdin Partners Master Fund, LP and may be deemed to be indirectly beneficially owned by (i) Casdin Capital, LLC, the investment adviser to Casdin Partners Master Fund, LP, (ii) Casdin Partners GP, LLC, the general partner of Casdin Partners Master Fund LP, and (iii) Eli Casdin, the managing member of Casdin Capital, LLC and Casdin Partners GP, LLC. Each of Casdin Capital, LLC, Casdin Partners GP, LLC and Eli Casdin disclaims beneficial ownership of such securities except to the extent of their respective pecuniary interest therein.

(5)

The shares reflected as beneficially owned by Federated Hermes Kaufmann Small Cap Fund, a portfolio of Federated Hermes Equity Funds, or the Fund, in the table above consist of 1,142,858 shares of Common Stock. The Fund is managed by Federated Equity Management Company of Pennsylvania and subadvised by Federated Global Investment Management Corp., which are wholly owned subsidiaries of FII Holdings, Inc., which is a wholly owned subsidiary of Federated Hermes, Inc., or the Parent. All of the Parent’s outstanding voting stock is held in the Voting Shares Irrevocable Trust, or the Trust, for which Thomas R. Donahue, Rhodora J. Donahue and J. Christopher Donahue, who are collectively referred to as Trustees, act as trustees. The Parent’s subsidiaries have the power to direct the vote and disposition of the securities held by the Fund. Each of the Parent, its subsidiaries, the Trust, and each of the Trustees expressly disclaim beneficial ownership of such securities.

(6)

The shares reflected as beneficially owned by the entities affiliated with Farallon Capital Management, L.L.C. in the table above consists of shares held by eight limited partnerships for which Farallon Capital Management, L.L.C. is the registered investment advisor, including (i) 19,392 shares of common stock held by Farallon Capital (AM) Investors, L.P., or FCAMI, (ii) 50,287 shares of common stock held by Farallon Capital F5 Master I, L.P., or F5MI, (iii) 297,005 shares of common stock held by Farallon Capital Institutional Partners, L.P., or FCIP, (iv) 50,590 shares of common stock held by Farallon Capital Institutional Partners II, L.P., or FCIP II, (v) 27,183 shares of common stock held by Farallon Capital Institutional Partners III, L.P., or FCIP III, (vi) 494,788 shares of common stock held by Farallon Capital Offshore Investors II, L.P., or FCOI II, (vii) 238,964 shares of common stock held by Farallon Capital Partners, L.P., or FCP, and (viii) 41,790 shares of common stock held by Four Crossings Institutional Partners V, L.P., or FCIP V. Farallon Partners, L.L.C., or FPLLC, as the general partner of FCP, FCIP, FCIP II, FCIP III, FCOI II and FCAMI, or the FPLLC Entities, may be deemed to beneficially own such shares of common stock held by or issuable to each of the FPLLC Entities. Farallon F5 (GP), L.L.C., or F5MI GP, as the general partner of F5MI, may be deemed to beneficially own such shares of common stock held by or issuable to F5MI. Farallon Institutional (GP) V, L.L.C., or FCIP V GP, as the general partner of FCIP V, may be deemed to beneficially own such shares of common stock held by or issuable to FCIP V. Each of Philip D. Dreyfuss, Michael B. Fisch, Richard B. Fried, David T. Kim, Michael G. Linn, Rajiv A. Patel, Thomas G. Roberts, Jr., William Seybold, Andrew J. M. Spokes, John R. Warren and Mark C. Wehrly, or the Farallon Managing Members, as a (i) managing member or senior managing member, as the case may be, of FPLLC or (ii) manager or senior manager, as the case may be, of F5MI GP and FCIP V GP, in each case with the power to exercise investment discretion with respect to the shares that may be deemed to be beneficially owned by FPLLC, F5MI GP or FCIP V GP, may be deemed to beneficially own such shares of common stock held by or issuable to the FCPLLC Entities, F5MI or FCIP V. Each of FPLLC, F5MI GP, FCIP V GP and the Farallon Managing Members disclaims beneficial ownership of any such shares of common stock.

(7)

The shares reflected as beneficially owned by USAA Science & Technology Fund, a series of USAA Mutual Funds Trust, in the table above consist of 464,762 shares of Common Stock. Chris Clark has the power to direct the vote and disposition of such securities. Mr. Clark disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein.

(8)

The shares reflected as beneficially owned by RTW Investments, LP in the table above consist of consists of 2,887,216 shares of common stock beneficially owned by RTW Investments, LP and 31,450 shares of common stock that may be acquired pursuant to the exercise of warrants beneficially owned by RTW Investments, LP. RTW Investments, LP has the power to direct the vote and disposition of securities held by RTW Master Fund, Ltd., RTW Innovation Master Fund, Ltd. and RTW Venture Fund Limited. Accordingly, RTW Investments, LP may be deemed to be the beneficial owner of such securities. Roderick Wong, M.D. has the power to direct the vote and disposition of the securities held by RTW Investments, LP. Dr. Wong is the managing partner of RTW Investments GP, LLC, which is the managing partner of RTW Investments, LP. Dr. Wong disclaims beneficial ownership of the shares held by RTW Master Fund, Ltd., RTW Innovation Master Fund, Ltd., and RTW Venture Fund Limited, except to the extent of his pecuniary interest therein.

(9)

The shares reflected consist of shares of common stock held by Maven Investment Partners US Ltd – New York Branch, or Maven, which owns the shares. Anand K. Sharma may be deemed to have investment discretion and voting power over the shares held by Maven. The address of Maven is 675 3rd Ave., 15th Floor, New York, New York 10017.

(10)

The shares reflected as beneficially owned by the entities affiliated with Pura Vida Investments, LLC, or PVI, in the table above consist of shares held directly by client accounts for which PVI is the registered investment manager or sub-adviser, including (i) 226,281 shares of Common Stock held by Pura Vida Master Fund, Ltd. and (ii) 175,857 shares of Common Stock held by certain separately managed accounts, or the Accounts, each as of September 30, 2020. Efrem Kamen serves as the managing member of PVI. By virtue of these relationships, PVI and/or Efrem Kamen may be deemed to have shared voting and dispositive power with respect to the shares owned directly by Pura Vida Master Fund, Ltd. and the Accounts. This shall not be deemed an admission that PVI and/or Efrem Kamen are beneficial owners of such shares for purposes of Section 13 of the Exchange Act or for any other purpose. Each of PVI and Efrem Kamen disclaim beneficial ownership of such shares except to the extent of PVI’s and/or Efrem Kamen’s pecuniary interest therein.

(11)

The shares reflected as beneficially owned by HLM Venture Partners IV, L.P. consist of 805,862 shares of Common Stock. HLM Venture Associates IV, LLC, or HLM GP, as the general partner of HLM Venture Partners IV, L.P., or HLM LP, has the power to direct the vote and disposition of the Common Stock held by HLM LP. Accordingly, HLM GP may be deemed to be the beneficial owner of such shares. Edward Cahill and Peter Grua, as the Class A Members of HLM GP, have the power to direct the vote and disposition of the securities held by HLM GP. Accordingly, Mr. Cahill and Mr. Grua may be deemed to be the beneficial owners of the shares of Common Stock held by HLM LP. Additionally, Enrico Picozza, a director of the Company, has a pecuniary interest in HLM GP, the general partner of HLM LP. Mr. Picozza disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein.

(12)

The shares reflected as beneficially owned by Christopher Clark in the table above consist of 42,285 shares of Common Stock that may be acquired pursuant to the exercise of Warrants within 60 days after September 30, 2020. Mr. Clark is chairman of the board of Paulson Investment Company, LLC, which held with its affiliates greater than 5% of the voting securities of DermTech Operations, Inc. prior to the Business Combination and within the past three years.

(13)

The shares reflected as beneficially owned by Robert Setteducati in the table above consist of 42,285 shares of Common Stock that may be acquired pursuant to the exercise of Warrants within 60 days after September 30, 2020. Mr. Setteducati is a managing partner of Paulson Investment Company, LLC, which held with its affiliates greater than 5% of the voting securities of DermTech Operations, Inc. prior to the Business Combination and within the past three years.

(14)

The shares reflected as beneficially owned by Thomas Parigian in the table above consist of 42,285 shares of Common Stock that may be acquired pursuant to the exercise of Warrants within 60 days after September 30, 2020. Mr. Parigian is a managing partner of Paulson Investment Company, LLC, which held with its affiliates greater than 5% of the voting securities of DermTech Operations, Inc. prior to the Business Combination and within the past three years.

(15)

The shares reflected as beneficially owned by entities affiliated with Paulson Investment Company, LLC in the table above consist of (i) 5,768 shares of Common Stock that may be acquired pursuant to the exercise of Warrants held by Paulson Investment Company, LLC within 60 days after September 30, 2020 and (ii) 10,009 shares of Common Stock that may be acquired pursuant to the exercise of Warrants held by Paulson Capital Holding Company, LLC within 60 days after September 30, 2020. Paulson Capital Holding Company, LLC is the parent company of Paulson Investment Company, LLC. Trent Davis has the power to direct the vote and disposition of the securities held by each of Paulson Investment Company LLC and Paulson Capital Holding Company, LLC. Trent Davis disclaims beneficial ownership of the shares held by each of Paulson Investment Company LLC and Paulson Capital Holding Company, LLC, except to the extent of his pecuniary interest therein. Entities affiliated with Paulson Investment Company, LLC held greater than 5% of the voting securities of DermTech Operations, Inc. prior to the Business Combination and within the past three years.

(16)

The shares reflected as beneficially owned by Peter Fogarty in the table above consist of 12,839 shares of Common Stock that may be acquired pursuant to the exercise of Warrants within 60 days after September 30, 2020.

(17)

The shares reflected as beneficially owned by Gary Saccaro in the table above consist of 12,574 shares of Common Stock that may be acquired pursuant to the exercise of Warrants within 60 days after September 30, 2020.

(18)

The shares reflected as beneficially owned by Timothy Touloukian in the table above consist of 10,919 shares of Common Stock that may be acquired pursuant to the exercise of Warrants within 60 days after September 30, 2020.

(19)

The shares reflected as beneficially owned by entities and persons affiliated with Brian Mark Miller in the table above consist of (i) 2,097 shares of Common Stock that may be acquired pursuant to the exercise of Warrants held by BMM Capital LLC within 60 days after September 30, 2020, (ii) 524 shares of Common Stock that may be acquired pursuant to the exercise of Warrants held by EKM Capital LLC within 60 days after September 30, 2020, (iii) 524 shares of Common Stock that may be acquired pursuant to the exercise of Warrants held by KAM Capital LLC within 60 days after September 30, 2020 and (iv) 4,193 shares of Common Stock that may be acquired pursuant to the exercise of Warrants held by Velcro LLC within 60 days after September 30, 2020. Brian Mark Miller has the power to direct the vote and disposition of the Common Stock held by each of BMM Capital LLC, EKM Capital LLC, KAM Capital LLC and Velcro LLC.

(20)

The shares reflected as beneficially owned by Minish Joe Hede in the table above consist of 5,732 shares of Common Stock that may be acquired pursuant to the exercise of Warrants within 60 days after September 30, 2020.

(21)

The shares reflected as beneficially owned by Carrie Snyder in the table above consist of 5,582 shares of Common Stock that may be acquired pursuant to the exercise of Warrants within 60 days after September 30, 2020.

(22)

The shares reflected as beneficially owned by Byron Crowe in the table above consist of 5,025 shares of Common Stock that may be acquired pursuant to the exercise of Warrants within 60 days after September 30, 2020.

(23)

The shares reflected as beneficially owned by Albert Landstrom in the table above consist of 4,817 shares of Common Stock that may be acquired pursuant to the exercise of Warrants within 60 days after September 30, 2020.

(24)

The shares reflected as beneficially owned by Tanya Urbach in the table above consist of 3,934 shares of Common Stock that may be acquired pursuant to the exercise of Warrants within 60 days after September 30, 2020. Ms. Urbach was, within the past three years, general counsel of Paulson Investment Company, LLC, which held with its affiliates greater than 5% of the voting securities of DermTech Operations, Inc. prior to the Business Combination and within the past three years.

(25)

The shares reflected as beneficially owned by Soleus Capital Master Fund, L.P., or Soleus Master Fund, in the table above consist of 2,954 shares of Common Stock.  Mr. Guy Levy is the sole managing member of Soleus Capital Group, LLC , or Soleus Group, which is the sole managing member of Soleus Capital, LLC, which is referred to together with Soleus Group as the Soleus Funds, and which is the general partner of Soleus Master Fund.  Accordingly, Mr. Levy and Soleus Funds may be deemed the beneficial owners of shares of Common Stock held by Soleus Master Fund. Mr. Levy disclaims beneficial ownership of shares held by any of the entities named herein pursuant to Rule 13d-4 under the Exchange Act.

(26)

The shares reflected as beneficially owned by Malcolm Alexander Winks in the table above consist of 2,911 shares of Common Stock that may be acquired pursuant to the exercise of Warrants within 60 days after September 30, 2020. Mr. Winks is president and chief financial officer of Paulson Investment Company, LLC, which held with its affiliates greater than 5% of the voting securities of DermTech Operations, Inc. prior to the Business Combination and within the past three years.

(27)

The shares reflected as beneficially owned by Eugene Webb in the table above consist of 2,558 shares of Common Stock that may be acquired pursuant to the exercise of Warrants within 60 days after September 30, 2020.

(28)

The shares reflected as beneficially owned by Ahmed Gheith in the table above consist of 2,448 shares of Common Stock that may be acquired pursuant to the exercise of Warrants within 60 days after September 30, 2020.

(29)

The shares reflected as beneficially owned by DTA Investments LLC in the table above consist of 2,249 shares of Common Stock that may be acquired pursuant to the exercise of Warrants within 60 days after September 30, 2020. Dale Ragan has the power to direct the vote and disposition of such securities.

(30)

The shares reflected as beneficially owned by MIS Equity Strategies, LP in the table above consist of 7,081 shares of Common Stock. Tony Reed has the power to direct the vote and disposition of such securities.

(31)

The shares reflected as beneficially owned by Thomas and Patricia Nolan in the table above consist of 8,054 shares of Common Stock and 2,096 shares of Common Stock that may be acquired pursuant to the exercise of Warrants within 60 days after September 30, 2020.

(32)

The shares reflected as beneficially owned by Asian Gateway Limited in the table above consist of 7,838 shares of Common Stock and 1,568 shares of Common Stock that may be acquired pursuant to the exercise of Warrants within 60 days after September 30, 2020. Per Gustafsson has the power to direct the vote and disposition of such securities.

(33)

The shares reflected as beneficially owned by Basil Christakos in the table above consist of 1,568 shares of Common Stock that may be acquired pursuant to the exercise of Warrants within 60 days after September 30, 2020.

(34)

The shares reflected as beneficially owned by Douglas Harnar LLC in the table above consist of 1,469 shares of Common Stock that may be acquired pursuant to the exercise of Warrants within 60 days after September 30, 2020. Douglas Harnar has the power to direct the vote and disposition of such securities.

(35)

The shares reflected as beneficially owned by Christopher DeGroat in the table above consist of 1,347 shares of Common Stock that may be acquired pursuant to the exercise of Warrants within 60 days after September 30, 2020.

(36)

The shares reflected as beneficially owned by William Corbett in the table above consist of 1,154 shares of Common Stock that may be acquired pursuant to the exercise of Warrants within 60 days after September 30, 2020.

(37)

The shares reflected as beneficially owned by Mark Finckle in the table above consist of 1,113 shares of Common Stock that may be acquired pursuant to the exercise of Warrants within 60 days after September 30, 2020.

(38)

The shares reflected as beneficially owned by Barret Marshall Miller in the table above consist of 1,048 shares of Common Stock that may be acquired pursuant to the exercise of Warrants within 60 days after September 30, 2020.

(39)

The shares reflected as beneficially owned by Allen Gabriel in the table above consist of 7,000 shares of Common Stock and 980 shares of Common Stock that may be acquired pursuant to the exercise of Warrants within 60 days after September 30, 2020.

(40)

The shares reflected as beneficially owned by William and Stephanie Costigan in the table above consist of 4,899 shares of Common Stock and 980 shares of Common Stock that may be acquired pursuant to the exercise of Warrants within 60 days after September 30, 2020.

(41)

The shares reflected as beneficially owned by William J. Truxal in the table above consist of 980 shares of Common Stock that may be acquired pursuant to the exercise of Warrants within 60 days after September 30, 2020.

(42)

The shares reflected as beneficially owned by Peter Colettis in the table above consist of 917 shares of Common Stock that may be acquired pursuant to the exercise of Warrants within 60 days after September 30, 2020.

(43)

The shares reflected as beneficially owned by Rodney Baber in the table above consist of 793 shares of Common Stock that may be acquired pursuant to the exercise of Warrants within 60 days after September 30, 2020.

(44)

The shares reflected as beneficially owned by Millennium Trust Company, LLC CUST FBO Christopher Hermann IRA in the table above consist of 690 shares of Common Stock that may be acquired pursuant to the exercise of Warrants within 60 days after September 30, 2020. Christopher Hermann has the power to direct the vote and disposition of securities held by Millennium Trust Company, LLC CUST FBO Christopher Hermann IRA.

(45)

The shares reflected as beneficially owned by Lorraine Maxfield  in the table above consist of 607 shares of Common Stock that may be acquired pursuant to the exercise of Warrants within 60 days after September 30, 2020.

(46)

The shares reflected as beneficially owned by Northlea Partners in the table above consist of 2,940 shares of Common Stock and 588 shares of Common Stock that may be acquired pursuant to the exercise of Warrants within 60 days after September 30, 2020. John H. Abeles, M.D. has the power to direct the vote and disposition of the Common Stock held by Northlea Partners.

(47)

The shares reflected as beneficially owned by Frances Gilbert Family LP and Millennium Trust Company, LLC CUST FBO Daniel Gilbert IRA in the table above consist of 572 shares of Common Stock that may be acquired pursuant to the exercise of Warrants within 60 days after September 30, 2020. Daniel Gilbert has the power to direct the vote and disposition of securities held by each of Frances Gilbert Family LP and Millennium Trust Company, LLC CUST FBO Daniel Gilbert IRA.

(48)

The shares reflected as beneficially owned by Randall J. & Maribeth M. Wolfe Revocable Trust Agreement dtd 12/23/2003 in the table above consist of 570 shares of Common Stock that may be acquired pursuant to the exercise of Warrants within 60 days after September 30, 2020. Randall J. Wolfe has the power to direct the vote and disposition of securities held by Randall J. & Maribeth M. Wolfe Revocable Trust Agreement dtd 12/23/2003.

(49)

Strata Trust Company Custodian FBO Nancy L Cowgill IRA did not beneficially own any shares of Common Stock as of September 30, 2020. Nancy Cowgill has the power to direct the vote and disposition of securities held by Strata Trust Company Custodian FBO Nancy L Cowgill IRA.

(50)

The shares reflected as beneficially owned by Theodore H. Hustead in the table above consist of 570 shares of Common Stock that may be acquired pursuant to the exercise of Warrants within 60 days after September 30, 2020.

(51)

The shares reflected as beneficially owned by Thomas Endres in the table above consist of 557 shares of Common Stock that may be acquired pursuant to the exercise of Warrants within 60 days after September 30, 2020.

(52)

The shares reflected as beneficially owned by David Wolfsohn in the table above consist of 543 shares of Common Stock that may be acquired pursuant to the exercise of Warrants within 60 days after September 30, 2020.

(53)

The shares reflected as beneficially owned by Adam Lipson in the table above consist of 490 shares of Common Stock that may be acquired pursuant to the exercise of Warrants within 60 days after September 30, 2020.

(54)	The shares reflected as beneficially owned by Danny Cornwell in the table above consist of 490 shares of Common Stock.
(55)	The shares reflected as beneficially owned by Keith Wright in the table above consist of 2,940 shares of Common Stock.
(56)	The shares reflected as beneficially owned by Mike and Lisa Zupan in the table above consist of 490 shares of Common Stock.
(57)	The shares reflected as beneficially owned by Gerald B. Johnston in the table above consist of 2,940 shares of Common Stock.
(58)

The shares reflected as beneficially owned by The GBS Living Trust in the table above consist of 2,300 shares of Common Stock and 490 shares of Common Stock that may be acquired pursuant to the exercise of Warrants within 60 days after September 30, 2020. Gregory B. Stewart has the power to direct the vote and disposition of the Common Stock held by The GBS Living Trust.

(59)

The shares reflected as beneficially owned by Hazem Algendi in the table above consist of 480 shares of Common Stock that may be acquired pursuant to the exercise of Warrants within 60 days after September 30, 2020.

(60)

The shares reflected as beneficially owned by Ralph Wharton in the table above consist of 456 shares of Common Stock that may be acquired pursuant to the exercise of Warrants within 60 days after September 30, 2020.

(61)

The shares reflected as beneficially owned by David Kimball in the table above consist of 392 shares of Common Stock that may be acquired pursuant to the exercise of Warrants within 60 days after September 30, 2020.

(62)

The shares reflected as beneficially owned by Marc A. Cohen in the table above consist of 5,350 shares of Common Stock and 392 shares of Common Stock that may be acquired pursuant to the exercise of Warrants within 60 days after September 30, 2020.

(63)

The shares reflected as beneficially owned by Roger Ramsey in the table above consist of 1,961 shares of Common Stock and 392 shares of Common Stock that may be acquired pursuant to the exercise of Warrants within 60 days after September 30, 2020.

(64)

The shares reflected as beneficially owned by Fred & Betty Bialek Revocable Trust dtd 12/20/2004 in the table above consist of 313 shares of Common Stock that may be acquired pursuant to the exercise of Warrants within 60 days after September 30, 2020. Fred Bialek and Betty Bialek have the power to direct the vote and disposition of securities held by Fred & Betty Bialek Revocable Trust dtd 12/20/2004.

(65)

The shares reflected as beneficially owned by Peter J Bowen & Diane S Bowen Revocable Living Trust in the table above consist of 3,432 shares of Common Stock and 293 shares of Common Stock that may be acquired pursuant to the exercise of Warrants within 60 days after September 30, 2020. Peter J. Bowen and Diane S. Bowen have the power to direct the vote and disposition of the Common Stock held by Peter J Bowen & Diane S Bowen Revocable Living Trust.

(66)

The shares reflected as beneficially owned by Millennium Trust Company, LLC CUST FBO Deborah J Wilson IRA in the table above consist of 286 shares of Common Stock that may be acquired pursuant to the exercise of Warrants within 60 days after September 30, 2020. Deborah J. Wilson has the power to direct the vote and disposition of securities held by Millennium Trust Company, LLC CUST FBO Deborah J Wilson IRA.

(67)

The shares reflected as beneficially owned by Sandip Patel in the table above consist of 286 shares of Common Stock that may be acquired pursuant to the exercise of Warrants within 60 days after September 30, 2020.

(68)

The shares reflected as beneficially owned by Xenium Trust U/A dtd 1/1/2012 in the table above consist of 286 shares of Common Stock that may be acquired pursuant to the exercise of Warrants within 60 days after September 30, 2020. David C. Devendorf has the power to direct the vote and disposition of securities held by Xenium Trust U/A dtd 1/1/2012.

(69)

The shares reflected as beneficially owned by Keith and Jeanne Fishback in the table above consist of 286 shares of Common Stock that may be acquired pursuant to the exercise of Warrants within 60 days after September 30, 2020.

(70)

The shares reflected as beneficially owned by Greg Buffington in the table above consist of 252 shares of Common Stock that may be acquired pursuant to the exercise of Warrants within 60 days after September 30, 2020.

(71)

The shares reflected as beneficially owned by Mike Nye in the table above consist of 5,388 shares of Common Stock and 229 shares of Common Stock that may be acquired pursuant to the exercise of Warrants within 60 days after September 30, 2020.

(72)

The shares reflected as beneficially owned by BCS Capital, LLC in the table above consist of 196 shares of Common Stock. Katherine Barton has the power to direct the vote and disposition of securities held by BCS Capital, Inc.

(73)

The shares reflected as beneficially owned by Tyson Robbins in the table above consist of 196 shares of Common Stock that may be acquired pursuant to the exercise of Warrants within 60 days after September 30, 2020.

(74)	The shares reflected as beneficially owned by Jacob Gamble in the table above consist of 28,176 shares of Common Stock.
(75)

The shares reflected as beneficially owned by John Nole in the table above consist of 149 shares of Common Stock that may be acquired pursuant to the exercise of Warrants within 60 days after September 30, 2020.

(76)

The shares reflected as beneficially owned by Mitchell J. Tracy in the table above consist of 143 shares of Common Stock that may be acquired pursuant to the exercise of Warrants within 60 days after September 30, 2020.

(77)

The shares reflected as beneficially owned by The Scott and Mary Schroeder Living Trust Dated 2/10/2015 in the table above consist of 131 shares of Common Stock that may be acquired pursuant to the exercise of Warrants within 60 days after September 30, 2020. Scott Schroeder has the power to direct the vote and disposition of securities held by The Scott and Mary Schroeder Living Trust Dated 2/10/2015.

(78)

Langeliers Family Trust did not beneficially own any shares of Common Stock as of September 30, 2020.  Roger and Joyce Langeliers have the power to direct the vote and disposition of securities held by the Langeliers Family Trust.

(79)

The shares reflected as beneficially owned by William Massie in the table above consist of 116 shares of Common Stock that may be acquired pursuant to the exercise of Warrants within 60 days after September 30, 2020.

(80)

The shares reflected as beneficially owned by C. Joseph Van Haverbeke Trust dated 2/15/1995 in the table above consist of 114 shares of Common Stock that may be acquired pursuant to the exercise of Warrants within 60 days after September 30, 2020. C. Joseph Van Haverbeke has the power to direct the vote and disposition of securities held by C. Joseph Van Haverbeke Trust dated 2/15/1995.

(81)

The shares reflected as beneficially owned by Pat Welch and an affiliated entity in the table above consist of (i) 114 shares of Common Stock that may be acquired pursuant to the exercise of Warrants held by Boly:Welch, Inc. within 60 days after September 30, 2020 and (ii) 114 shares of Common Stock that may be acquired pursuant to the exercise of Warrants held by Pat Welch within 60 days after September 30, 2020. Pat Welch has the power to direct the vote and disposition of securities held by Boly:Welch, Inc.

(82)

The shares reflected as beneficially owned by Jud and Barbara Longaker in the table above consist of 114 shares of Common Stock that may be acquired pursuant to the exercise of Warrants within 60 days after September 30, 2020.

(83)	The shares reflected as beneficially owned by Thomas Hoare in the table above consist of 100 shares of Common Stock.
(84)

The shares reflected as beneficially owned by Irwin & Joan Jacobs Trust 6-2-80 in the table above consist of 1,808,434 shares of Common Stock and 41,932 shares of Common Stock that may be acquired pursuant to the exercise of Warrants within 60 days after September 30, 2020. Irwin Jacobs and Joan Jacobs have the power to direct the vote and disposition of the Common Stock held by Irwin & Joan Jacobs Trust 6-2-80. Accordingly, Irwin Jacobs and Joan Jacobs may be deemed to be the beneficial owners of such shares.

PLAN OF DISTRIBUTION

We are registering the shares of common stock (i) issued to the selling securityholders, (ii) issued upon conversion of the Series B‑1 Convertible Preferred Stock and the Series B‑2 Convertible Preferred Stock issued to the selling securityholders and (iii) issuable upon exercise of the Warrants issued to the selling securityholders, to permit the resale of these shares of common stock by the holders of the shares of common stock and the Warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling securityholders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling securityholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling securityholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, in the over-the-counter market or in transactions otherwise than on these exchanges or systems or in the over-the-counter market and in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions. The selling securityholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;
•	broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;
•	through the writing or settlement of options or other hedging transactions, whether such options are listed on an options exchange or otherwise;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

The selling securityholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, as amended, or the Securities Act, as permitted by that rule, or Section 4(a)(1) under the Securities Act, if available, rather than under this prospectus, provided that they meet the criteria and conform to the requirements of those provisions.

Broker-dealers engaged by the selling securityholders may arrange for other broker-dealers to participate in sales. If the selling securityholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling securityholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal. Such commissions will be in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction will not be in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.01.

In connection with sales of the shares of common stock or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling securityholders may also sell shares of common stock short and if such short sale shall take place after the date that this registration statement is declared effective by the Commission, the selling securityholders may deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling securityholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares, to the extent permitted by applicable law. The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). Notwithstanding the foregoing, the selling securityholders have been advised that they may not use shares registered on this registration statement to cover short sales of our common stock made prior to the date the registration statement, of which this prospectus forms a part, has been declared effective by the Securities and Exchange Commission.

The selling securityholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock or the Warrants owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling securityholders to include the pledgees, transferees or other successors in interest as selling securityholders under this prospectus. The selling securityholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling securityholders and any broker-dealer or agent participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act in connection with such sales. In such event, any commissions paid, or any discounts or concessions allowed to, any such broker-dealer or agent and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Selling securityholders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the applicable prospectus delivery requirements of the Securities Act including Rule 172 thereunder and may be subject to certain statutory liabilities of, including but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Each selling stockholder has informed us that it is not a registered broker-dealer and does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock. Upon our being notified in writing by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement of which this prospectus forms a part.

Each selling stockholder and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholder and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that each selling stockholder will pay all underwriting discounts and selling commissions, if any and any related legal expenses incurred by it. We will indemnify the selling securityholders against certain liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreement, or the selling securityholders will be entitled to contribution. We may be indemnified by the selling securityholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling securityholders specifically for use in this prospectus, in accordance with the registration rights agreement, or we may be entitled to contribution.

LEGAL MATTERS

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., San Diego, California, will pass upon the validity of the securities being offered by this prospectus.

EXPERTS

The consolidated financial statements of DermTech, Inc. as of December 31, 2019 and 2018, and for each of the years in the two-year period ended December 31, 2019, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2019 financial statements refers to a change to the method of accounting for revenue.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 with respect to the shares of common stock offered by this prospectus with the SEC in accordance with the Securities Act and the rules and regulations enacted under its authority. This prospectus, which constitutes a part of the registration statement, does not contain all of the information included in the registration statement and its exhibits and schedules. Any statement made in this prospectus concerning the contents of any contract, agreement or other document is only a summary of the actual contract, agreement or other document. If we have filed or incorporated by reference any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract, agreement or other document is qualified by reference to the actual document. For further information regarding us and the shares of common stock offered by this prospectus, we refer you to the full registration statement, including its exhibits and schedules, filed under the Securities Act.

The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. Our registration statement, of which this prospectus constitutes a part, can be downloaded from the SEC’s website.

We also file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read our SEC filings on the SEC’s website at www.sec.gov.

Our website address is www.dermtech.com. There we make available free of charge, on or through the investor relations section of our website, annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with the SEC. The information contained on, or that can be accessed through, our website is not a part of this prospectus, and our reference to the address for our website is intended to be an inactive textual reference only.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and information we file later with the SEC will automatically update and supersede this information. We incorporate by reference into this prospectus the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (1) after the date of this prospectus and prior to the time that we sell all of the securities offered by this prospectus or the earlier termination of the offering, and (2) after the date of the initial registration statement of which this prospectus forms a part and prior to the effectiveness of the registration statement (except in each case the information contained in such documents to the extent “furnished” and not “filed”). The documents we are incorporating by reference as of their respective dates of filing are:

•	our Annual Report on Form 10‑K for the year ended December 31, 2019 filed with the SEC on March 11, 2020;
•	our Quarterly Reports on Form 10‑Q for the quarter ended March 31, 2020 filed with the SEC on May 13, 2020 and the quarter ended June 30, 2020 filed with the SEC on August 5, 2020;
•

our Current Reports on Form 8‑K filed with the SEC on January 2, 2020, January 21, 2020, March 2, 2020, March 24, 2020, May 27, 2020, June 26, 2020, August 14, 2020 and September 10, 2020 (except for the information furnished under Items 2.02 or 7.01 and the exhibits thereto); and

•

the description of our common stock contained in Exhibit 4.7 of our Annual Report on Form 10‑K for the year ended December 31, 2019 filed with the SEC on March 11, 2020, and any amendment or report filed with the SEC for the purpose of updating such description.

All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the filing of the registration statement of which this prospectus forms a part and prior to the filing of a post-effective amendment, which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into the registration statement and to be a part hereof from the date of filing such documents, except as to specific sections of such documents as set forth therein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the registration statement of which this prospectus forms a part to the extent that a statement contained in any subsequently filed document, which also is deemed to be incorporated by reference herein, modifies or supersedes such statement.

You may request, orally or in writing, a copy of any or all of the documents incorporated herein by reference. These documents will be provided to you at no cost, by calling us at 858-450-4222 or by contacting: DermTech, Inc., Attn: Kevin Sun, 11099 N. Torrey Pines Road, Suite, 100, La Jolla, California 92037. In addition, copies of any or all of the documents incorporated herein by reference may be accessed at our website at www.dermtech.com. The information contained on, or that can be accessed through, our website is not a part of this prospectus, and our reference to the address for our website is intended to be an inactive textual reference only.